I.D. Systems to Acquire Keytroller, Strengthening Its Position in

Industrial Truck Management Market and Overall Growth Outlook

Company Also Reports Preliminary Second Quarter 2017 Revenue of $10.0 Million to $10.5 Million

Woodcliff Lake, NJ — July 11, 2017 — I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of mobile asset management technology and solutions for the Industrial Internet of Things, has entered into a definitive agreement to acquire substantially all of the assets of Keytroller, LLC, a manufacturer and marketer of a wide range of electronic products for managing forklifts, construction vehicles, and other industrial equipment.

The purchase price is $9.0 million at close, consisting of $7.0 million in cash and $2.0 million in I.D. Systems common stock, plus up to $3.0 million in earn-out consideration over two years, also in I.D. Systems common stock. The acquisition of Keytroller is expected to close before the end of July, 2017, upon satisfaction of customary closing conditions.

In 2016, Keytroller generated revenue of $6.6 million and adjusted EBITDA of $1.2 million. Beginning in the third quarter of 2017, Keytroller’s results will be included as part of I.D. Systems’ industrial truck management product line.

The two companies’ market positions and distribution channels are highly complementary. I.D. Systems sells its flagship PowerFleet® industrial truck management systems primarily to large global enterprises and through lift truck manufacturers (OEMs), while Keytroller markets most of its products through a large network of lift truck dealers to small and medium-size end users. PowerFleet® rarely competes head-to-head with Keytroller devices.

By combining Keytroller’s mid-range and economy products with PowerFleet®, I.D. Systems becomes an unmatched single source of fleet management technology for industrial truck owners and operators, which the company believes will help it compete more effectively and diversify its revenue sources. The acquisition of Keytroller also gives I.D. Systems a new source of industrial truck usage data for its PowerFleet IQ® analytics database, enhancing the value of that tool for multi-site enterprises.

Preliminary Second Quarter Fiscal 2017 Revenue

For the second quarter ended June 30, 2017, I.D. Systems expects to report revenue between $10.0 million and $10.5 million. The midpoint of this estimated revenue range represents approximately 28% sequential revenue growth and 15% year-over-year. The company is scheduled to release its complete second quarter 2017 financial results and host an investor conference call after the stock market closes on August 3, 2017. Conference call details will be announced at least a week prior to the call.

Management Commentary

“We are encouraged by the organic growth reflected in our preliminary second quarter revenue—and excited by our planned acquisition of Keytroller,” said I.D. Systems CEO Chris Wolfe. “Keytroller’s business complements our industrial truck management segment incredibly well, from product mix and market position to sales cycle and customer diversification. The acquisition should contribute immediately to I.D. Systems’ revenue and profitability, as well as position the company to achieve a more predictable, profitable revenue stream from a much more diverse customer base. We look forward to integrating Keytroller’s operations smoothly into our corporate family and leveraging the benefits of this acquisition as we continue to focus on future growth.”

About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets, including rental cars, industrial vehicles, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability.

I.D. Systems, Inc.	CONFIDENTIAL